EXHIBIT 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (which also constitutes a Post-Effective Amendment to Registration Statement No. 333-100156) of: (1) our report dated May 27, 2004 relating to the financial statements which appears in Legg Mason, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2004 and (2) our report dated May 27, 2004 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
March 7, 2005